Exhibit 8.1

2001 Ross Avenue Suite 900 Dallas, Texas 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON london	NEW YORK PALO ALTO RIYADH SAN FRANCISCO Singapore WASHINGTON

December 26, 2024

EnLink Midstream, LLC 1722 Routh Street, Suite 1300 Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to EnLink Midstream, LLC, a Delaware limited liability company (“EnLink”), in connection with the transactions described in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 24, 2024, by and among EnLink, ONEOK, Inc., an Oklahoma corporation (“ONEOK”), Elk Merger Sub I, L.L.C., a Delaware limited liability company (“Merger Sub I”), Elk Merger Sub II, L.L.C., a Delaware limited liability company (“Merger Sub II”), and EnLink Midstream Manager, LLC, a Delaware limited liability company (the “Manager”). Pursuant to the Merger Agreement, (i) Merger Sub I will merge with and into EnLink (the “First Merger”), with EnLink as the surviving company, and (ii) promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, EnLink, as the surviving entity in the First Merger, will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), the separate existence of EnLink will cease, and Merger Sub II will survive and continue to exist as a Delaware limited liability company. All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing by ONEOK of the Form S-4 (File No. 333-283681) (including the proxy statement/prospectus forming a part thereof, and as amended or supplemented through the date hereof, the “Registration Statement”) with the Securities and Exchange Commission, we are rendering our opinion regarding certain U.S. federal income tax matters.

December 26, 2024

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Registration Statement; (iii) the representation letters, dated as of the date hereof, of ONEOK and EnLink, delivered to us for purposes of rendering this opinion (the “Representation Letters”); and (iv) such other documents, information, and materials as we have deemed necessary or appropriate. We have assumed that such documents are duly authorized, valid, and enforceable. In our examination of the documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Mergers will be consummated pursuant to, and in accordance with, the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties, and agreements made by or on behalf of ONEOK, EnLink, the Manager, Merger Sub I, and Merger Sub II in the Merger Agreement, the documents referenced therein, and the Registration Statement are and, at all times up to and including the Effective Time, will continue to be true, complete, and correct; (4) the statements and representations (which statements and representations we have neither investigated nor verified) made by or on behalf of ONEOK, EnLink, Merger Sub I, and Merger Sub II in the Representation Letters are true, complete, and correct at all times up to and including the Effective Time; (5) all facts, information, statements, covenants, representations, warranties, and agreements made by or on behalf of ONEOK, EnLink, the Manager, Merger Sub I, and Merger Sub II in the Merger Agreement, the documents referenced therein, the Registration Statement, and the Representation Letters that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to and including the Effective Time, will continue to be true, complete, and correct as though not so qualified; (6) none of the terms and conditions contained in the Merger Agreement, the documents referenced therein, or the Registration Statement have been or will be waived or modified in any respect; (7) the Mergers will qualify as statutory mergers under the DLLCA; and (8) ONEOK, EnLink, the Manager, Merger Sub I, and Merger Sub II will report the Mergers for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements, and representations contained in the documents we have reviewed were true, complete, and correct at the time made and will continue to be true, complete, and correct at all times up to and including the Effective Time, and that all such facts, information, statements, and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

December 26, 2024

No opinion is expressed as to any transactions other than the Mergers, or any matter other than those specifically covered by this opinion. This opinion does not address the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury regulations promulgated thereunder and is otherwise limited to the matters discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the Registration Statement (the “Tax Discussion”), subject to the assumptions, limitations, and qualifications stated in such section. Our opinion is based on the Code, the Treasury regulations promulgated thereunder, case law, and published rulings, and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances, or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Tax Discussion, it is our opinion that the Mergers, taken together, should qualify as a “reorganization” under Section 368(a) of the Code. Assuming that the Mergers, taken together, qualify as a “reorganization” under Section 368(a) of the Code, it is our opinion that:

1.	A U.S. holder (as defined in the Registration Statement) generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of EnLink Units (as defined in the Registration Statement) for shares of ONEOK Common Stock (as defined in the Registration Statement) pursuant to the First Merger, except with respect to any cash received in lieu of a fractional share of ONEOK Common Stock.

2.	The aggregate tax basis of the shares of ONEOK Common Stock received by a U.S. holder in the First Merger (including any fractional share of ONEOK Common Stock deemed received and exchanged for cash) will equal the aggregate adjusted tax basis of such U.S. holder’s EnLink Units exchanged for such ONEOK Common Stock.

3.	The holding period of a U.S. holder in the ONEOK Common Stock received in exchange for EnLink Units (including any fractional share of ONEOK Common Stock deemed received and exchanged for cash) will include the holding period of the EnLink Units.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Mergers. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion. The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to our firm name in the Registration Statement in connection with references to this opinion. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.